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Alternative Investment
Strategies

WORLD MONITOR TRUST--
SERIES B

MONTHLY REPORT/
APRIL 26, 2002

(LOGO)

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         WORLD MONITOR TRUST--SERIES B
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Dear Interest Holder:

Enclosed is the report for the period from March 30, 2002 to April 26, 2002 for the World Monitor Trust--Series B ('Series B'). The net asset value of an interest as of April 26, 2002 was $104.71, a decrease of 1.13% from the March 29, 2002 value of $105.91. The calendar year-to-date return for Series B was a decrease of 3.56% as of April 26, 2002.

Effective May 2002, Steven Weinreb has been elected by the Board of Directors of Prudential Securities Futures Management Inc. as Chief Financial Officer replacing Barbara Brooks.

The estimated net asset value per interest as of May 21, 2002 was $103.82. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from March 30, 2002 to
  April 26, 2002
Revenues:
Realized loss on commodity
  transactions.......................   $ (19,707)
Change in unrealized commodity
  positions..........................     (36,815)
Interest income......................      15,099
                                        ---------
                                          (41,423)
                                        ---------
Expenses:
Commissions..........................      57,854
Management fee.......................      14,907
                                        ---------
                                           72,761
                                        ---------
Net loss.............................   $(114,184)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from March 30, 2002 to
  April 26, 2002
                                             Per
                                Total      Interest
                              ----------   -------
Net asset value at beginning
  of period (94,071.551
  interests)................  $9,963,266   $105.91
Contributions...............       1,571
Net loss....................    (114,184)
Redemptions.................    (146,154)
                              ----------
Net asset value at end of
  period (92,676.445
  interests)................  $9,704,499    104.71
                              ----------
                              ----------
                                           -------
Change in net asset
  value per interest....................   $ (1.20)
                                           -------
                                           -------
Percentage change.......................     (1.13)%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                               by: Steven Weinreb
                            Chief Financial Officer